EXHIBIT 99.COE


                                 RBC FUNDS, INC.
                        GREAT HALL INVESTMENT FUNDS, INC.
                                    J&B FUNDS
                        DAVID L. BABSON GROWTH FUND, INC.
                             SHADOW STOCK FUND, INC.
                          BABSON ENTERPRISE FUND, INC.
                         BABSON ENTERPRISE FUND II, INC.
                             BABSON VALUE FUND, INC.
                       D.L. BABSON MONEY MARKET FUND, INC.
                     D.L. BABSON TAX-FREE INCOME FUND, INC.
                             D.L. BABSON BOND TRUST
                  BABSON-STEWART IVORY INTERNATIONAL FUND, INC.
                        INVESTORS MARK SERIES FUND, INC.
                    (EACH A "FUND," COLLECTIVELY THE "FUNDS")

                  CODE OF ETHICS UNDER THE SARBANES-OXLEY ACT
                  -------------------------------------------


I.       INTRODUCTION

The Boards of Directors/Trustees of the Funds have established this Code of Ethics (the "Code") in accordance with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code does not supersede or otherwise affect the separate codes of ethics that each Fund and its investment adviser have adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

This Code is designed to deter wrongdoing and promote:

         (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that each Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by a Fund;

         (iii) compliance with applicable governmental laws, rules, and regulations;

         (iv) the prompt internal reporting of violations of the Code to an appropriate person or persons; and

         (v)      accountability for adherence to the Code.

The Code applies to each Fund's Chief Executive Officer and Chief Financial Officer (collectively, "Covered Officers," each of whom is set forth in Exhibit
A). For the purposes of this Code, the Compliance Officer is Martin Cramer.

II.      PRINCIPLES OF HONEST AND ETHICAL CONDUCT

         A.       GENERAL OBJECTIVES

Each Fund expects its Covered Officers to adhere to the highest possible standards of honest and ethical conduct. All Covered Officers are expected to handle actual or apparent conflicts of interest between personal and professional relationships in a manner that is above reproach, and to place the interests of the

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Fund above their own personal interests.

         B.       CONFLICTS OF INTEREST

All Covered Officers should be scrupulous in avoiding a conflict of interest with regard to the Fund's interests. A conflict of interest occurs when an individual's private interest interferes in any way -- or even appears to interfere -- with the interests of the Fund. A conflict situation can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her work for the Fund objectively and effectively. Conflicts of interest also arise when a Covered Officer, or a member of his or her family, receives improper benefits as a result of his or her position with the Fund, whether such benefits are received from the Fund or a third party. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the Covered Officer and resolved before taking any action.

Conflicts of interest may not always be evident, and Covered Officers should consult with the Compliance Officer or the applicable Fund's legal counsel if they are uncertain about any situation.

Examples of possible conflicts of interest include:

                  1.       Outside Employment or Activities
                           --------------------------------

Covered Officers may not engage in any outside employment or activity that interferes with their performance or responsibilities to the Fund or is otherwise in conflict with or prejudicial to the Fund. A Covered Officer must disclose to the Compliance Officer any outside employment or activity that may constitute a conflict of interest and obtain the Compliance Officer's approval before engaging in any such employment or activity.

                  2.       Gifts
                           -----

Covered Officers may not accept gifts or other items of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

                  3.       Other Situations
                           ----------------

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations in this Code. If a proposed transaction or situation raises any questions or doubts, a Covered Officer should consult with the Compliance Officer or the applicable Fund's counsel before engaging in the transaction or activity.

         C.       CORPORATE OPPORTUNITIES

Covered Officers may not exploit for their own personal gain, or for the personal gain of their family members or relatives, opportunities that are discovered through the use of Fund property, information, or position, unless the opportunity is first disclosed fully in writing to the applicable Board of Directors/Trustees and the Board of Directors/Trustees declines to pursue such opportunity.

III. FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE IN FUND DISCLOSURE AND REPORTING DOCUMENTS

As a registered investment company, it is of critical importance that each Fund's public communications, reports, and SEC filings contain full, fair, accurate, timely, and understandable disclosure. Accordingly, a Fund's Covered Officers are expected to consider it central to their roles as officers of the Fund to promote full, fair, accurate, timely, and understandable disclosure in the Fund's public communications


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and reports, and in the documents that the Fund files with, or submits to, the
SEC.

Depending on his or her position with a Fund, a Covered Officer may be called upon to provide necessary information to make the Fund's public reports, communications, and SEC filings and submissions complete, fair, and understandable. The Fund expects its Covered Officers to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Fund's public disclosure requirements. Covered Officers may be asked to certify the accuracy of all responses and information provided for inclusion in the Fund's public reports, communications, and SEC filings and submissions.

IV.      COMPLIANCE WITH APPLICABLE GOVERNMENTAL RULES AND REGULATIONS

As a registered investment company, each Fund is subject to regulation by the SEC and must comply with Federal securities laws and regulations, as well as other applicable laws. Each Fund insists on strict compliance with the spirit and the letter of these laws and regulations. Each Covered Officer shall cooperate with Fund counsel, the Fund's independent accountants, and the Fund's other service providers with the goal of maintaining the Fund's material compliance with applicable governmental rules and regulations.

The Fund expects its Covered Officers to comply with all laws, rules, and regulations applicable to the Fund's operations and business. Covered Officers should seek guidance whenever they are in doubt as to the applicability of any law, rule, or regulation, or regarding any contemplated course of action. Covered Officers should also make use of the various guidelines which the Fund and its service providers have prepared on specific laws and regulations. If in doubt on a course of action, a good guideline is "always ask first, act later" -- if you are unsure of what to do in any situation, seek guidance before you act.

Upon obtaining knowledge of any material violation of any applicable law, rule, or regulation by a Fund or a person acting with or on behalf of the Fund, a Covered Officer shall report such violation to the Compliance Officer, the applicable Fund's counsel, or both. (See Section VI of the Code for a discussion of reporting Code violations.) Each Covered Officer shall cooperate or take such steps as may be necessary or appropriate to remedy any such material violation.

V.       CONFIDENTIALITY

A Fund's Covered Officers must maintain the confidentiality of information entrusted to them by the Fund, except when disclosure is authorized by the applicable Fund's counsel or required by laws or regulations. Whenever possible, Covered Officers should consult with Fund counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Fund or its shareholders, if disclosed. The obligation to preserve confidential information continues even after employment as a Covered Officer ends.

VI. PROMPT INTERNAL REPORTING OF VIOLATIONS OF THE CODE; EVALUATION OF POSSIBLE VIOLATIONS; DETERMINATION OF SANCTIONS

         A. REPORTING TO COMPLIANCE OFFICER. A Fund's Covered Officer shall promptly report knowledge of, or information concerning, any material violation of this Code to the Compliance Officer. Any such report shall be in writing, and shall describe in reasonable detail the conduct that such Covered Officer believes to have violated this Code. The Compliance Officer shall also have the authority to draft a report of a suspected material violation of the Code, if no written report is made by a Covered Officer.

         B. EVALUATION OF REPORTS. The Compliance Officer shall then consult with the applicable Fund's counsel to the extent necessary to determine whether the reported conduct actually violates the Code. If it is determined that there has been a violation of the Code, the Compliance Officer will

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determine (in consultation with the applicable Fund's counsel) whether the violation has had or may have, in the reasonable judgment of the Compliance Officer, a material adverse impact upon the Fund.

                  1. NO MATERIAL ADVERSE IMPACT ON THE FUND. If the Compliance Officer determines that the violation has not caused a material adverse impact upon the Fund, the Compliance Officer shall determine what sanctions, if any, may be appropriate for the violation. (See Section VIII of the Code for a discussion of possible sanctions.)

                  2. MATERIAL ADVERSE IMPACT ON THE FUND. If the Compliance Officer determines that the violation has caused a material adverse impact upon the Fund, the Compliance Officer shall promptly notify the Board of such violation. The Board shall be entitled to consult with independent legal counsel to determine whether the violation actually has had a material adverse impact upon the Fund; to formulate sanctions, if any, appropriate for the violation; or for any other purpose that the Board, in its business judgment, determines to be necessary or advisable. (See Section VIII of the Code for a discussion of possible sanctions.)

         C. PERIODIC REPORTS BY COMPLIANCE OFFICER TO BOARD OF DIRECTORS. The Compliance Officer shall report to each Board at each regularly scheduled Board meeting all violations of this Code with respect to the applicable Fund or Funds (whether or not they caused a material adverse impact upon the Fund) and all sanctions imposed.

VII.     WAIVERS OF PROVISIONS OF THE CODE

         A. WAIVERS. A Covered Officer may request a waiver of a provision of this Code if there is a reasonable likelihood that a contemplated action would be a material departure from a provision of the Code. Waivers will not be granted except under extraordinary or special circumstances.

                  The process of requesting a waiver shall consist of the following steps:


                           a. The Covered Officer shall set forth a request for waiver in writing and submit such request to the Compliance Officer. The request shall describe the conduct, activity, or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity, or transaction.

                           b. The determination with respect to the waiver shall be made in a timely fashion by the Compliance Officer, in consultation with Fund counsel, and submitted to the Board for ratification.

                           c. The decision with respect to the waiver request shall be documented and kept in the applicable Fund's records for the appropriate period mandated by applicable law or regulation.

         B. DISCLOSURE OF WAIVERS. To the extent required by applicable law, waivers (including "implicit waivers") shall be publicly disclosed on a timely basis. An "implicit waiver" is defined as a Fund's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an "executive officer" of the Fund. For this purpose, an "executive officer" is a Fund's President or Chief Executive Officer, Vice President (who is in charge of a principal policymaking function), or any other person who performs similar policymaking functions for the Fund. For the purpose of determining whether an "implicit waiver" has occurred, if a material departure from a provision of the Code is known only by the

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                  Covered Officer who has caused the material departure, the material departure will not be considered to have been made known to an executive officer of the Fund.

VIII.    ACCOUNTABILITY FOR ADHERENCE TO THE CODE

The matters covered in this Code are of the utmost importance to each Fund and its shareholders, and are essential to each Fund's ability to conduct its business in accordance with its stated values. A Fund's Covered Officers are expected to adhere to these rules in carrying out their duties for the Fund.

A Fund will, if appropriate, take action against any of its Covered Officers whose actions are found to violate this Code. Sanctions for violations of the Code may include, among other things, a requirement that the violator undergo training related to the violation, a letter of sanction, the imposition of a monetary penalty, and/or suspension or termination of the employment of the violator. Where a Fund has suffered a loss because of violations of this Code or applicable laws, regulations, or rules, it may pursue its remedies against the individuals or entities responsible.

IX.      RECORDKEEPING

         A. GENERAL. Each Fund requires accurate recording and reporting of information in order to make responsible business decisions. Each Fund's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Fund's transactions, and must conform both to applicable legal requirements and to the Fund's system of internal controls.

         B. CODE OF ETHICS RECORDS. A copy of this Code, any amendments hereto, and any reports or other records created in relation to waivers of or amendments to provisions of this Code shall be kept as records of the applicable Fund for six years from the end of the fiscal year in which such document was created. Such records shall be furnished to the SEC or its staff upon request.

X.       AMENDMENTS TO THE CODE

The Covered Officers and the Compliance Officer are encouraged to recommend improvements to this Code to the Boards of Directors/Trustees. A Fund's Board may amend the Code in its discretion with respect to that Fund. In connection with any amendment to the Code, the Compliance Officer shall prepare a brief description of the amendment, in order that this description may be disclosed in accordance with applicable law and regulations.



DATED: September __, 2003.



228392.4.49






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A-1

EXHIBIT A

                                COVERED OFFICERS


Fund                                                   Chief Executive Officer          Chief Financial Officer
----                                                   -----------------------          -----------------------
RBC Funds, Inc.                                        Jennifer Lammers                 Christopher Tomas

Great Hall Investment Funds, Inc.                      Jennifer Lammers                 Christopher Tomas

J&B Funds                                              Jennifer Lammers                 Christopher Tomas

David L. Babson Growth Fund, Inc.                      Jennifer Lammers                 Christopher Tomas
Shadow Stock Fund, Inc.
Babson Enterprise Fund, Inc.
Babson Enterprise Fund II, Inc.
Babson Value Fund, Inc.
D.L. Babson Money Market Fund, Inc.
D.L. Babson Tax-Free Income Fund, Inc.
D.L. Babson Bond Trust
Babson-Stewart Ivory International Fund, Inc.

Investors Mark Series Fund, Inc.                       Jennifer Lammers                 Christopher Tomas
































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